Exhibit 21.1

ELIZABETH ARDEN, INC.

Subsidiaries of the Company

Name	Country/State of Incorporation

DF Enterprises, Inc.	USA - Delaware
Elizabeth Arden (Australia) Pty Ltd.	Australia
Elizabeth Arden (Canada) Limited	Canada
Elizabeth Arden (Denmark) ApS	Denmark
Elizabeth Arden (Export), Inc.	Puerto Rico
Elizabeth Arden (Financing), Inc.	USA - Delaware
Elizabeth Arden (France) SA	France
Elizabeth Arden (Italy) S.r.l.	Italy
Elizabeth Arden (Netherlands) Holding B.V.	Netherlands
Elizabeth Arden (New Zealand) Limited	New Zealand
Elizabeth Arden (Norway) AS	Norway
Elizabeth Arden (Puerto Rico), Inc.	Puerto Rico
Elizabeth Arden (Shanghai) Cosmetics & Fragrances Trading, Ltd.	China (WFOE)
Elizabeth Arden (Singapore) PTE Ltd.	Singapore
Elizabeth Arden (South Africa) (Pty) Ltd.	South Africa
Elizabeth Arden (Sweden) AB	Sweden
Elizabeth Arden (Switzerland) Holding S.a.r.l.	Switzerland
Elizabeth Arden (UK) Ltd.	United Kingdom
Elizabeth Arden Cosmeticos Do Brazil, LTDA.	Brazil
Elizabeth Arden España, S.L.	Spain
Elizabeth Arden GmbH	Germany
Elizabeth Arden Handels GmbH	Austria
Elizabeth Arden International Holding, Inc.	USA - Delaware
Elizabeth Arden International S.a.r.l.	Switzerland
Elizabeth Arden Investments, LLC	USA - Delaware
Elizabeth Arden Korea Yuhan Hoesa	Korea
Elizabeth Arden, NM, LLC	USA - Delaware
Elizabeth Arden Trading B.V.	Netherlands
Elizabeth Arden Travel Retail, Inc.	USA - Delaware
Elizabeth Arden USC, LLC	USA - Delaware
FD Management, Inc.	USA - Delaware
RDEN Management, Inc.	USA - Delaware